EXHIBIT 99.1

Kite Realty Group, L.P. and subsidiaries
Index to Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Trustees of Kite Realty Group Trust

and the Partners of Kite Realty Group, L.P.

We have audited the accompanying consolidated balance sheets of Kite Realty Group, L.P. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive (loss) income, partners’ equity and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kite Realty Group L.P. and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Partnership changed its method for reporting discontinued operations as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, effective January 1, 2014.

/s/ Ernst & Young LLP

Indianapolis, Indiana

March 10, 2015

Kite Realty Group, L.P. and subsidiaries
Consolidated Balance Sheets

(in thousands, except unit data)

	December 31, 2014	December 31, 2013
Assets:

Investment properties, at cost	$3,732,748	$1,877,058
Less: accumulated depreciation	(315,093)	(232,580)
	3,417,655	1,644,478

Cash and cash equivalents	43,826	18,134
Tenant and other receivables, including accrued straight-line rent of $18,630 and $14,490, respectively, net of allowance for uncollectible accounts	48,097	29,334
Restricted cash and escrow deposits	16,171	11,046
Deferred costs and intangibles, net	159,978	56,388
Prepaid and other assets	8,847	4,547
Assets held for sale (see Note 11)	179,642	—
Total Assets	$3,874,216	$1,763,927

Liabilities and Equity:
Mortgage and other indebtedness	$1,554,263	$857,144
Accounts payable and accrued expenses	75,150	61,437
Deferred revenue and intangibles, net, and other liabilities	136,409	44,313
Liabilities held for sale (see Note 11)	81,164	—
Total Liabilities	1,846,986	962,894
Commitments and contingencies
Redeemable Limited Partners’ and other redeemable noncontrolling interests	125,082	43,928
Partners Equity:
General Partner:
Preferred equity, 4,100,000 units issued and outstanding at December 31, 2014 and 2013, with a liquidation value of $102,500	102,500	102,500
Common equity, 83,490,663 units and 32,706,554 units issued and outstanding at December 31, 2014 and 2013, respectively	1,797,459	649,704
Accumulated other comprehensive (loss) income	(1,175)	1,353
Total Partners Equity	1,898,784	753,557
Noncontrolling Interests	3,364	3,548
Total Equity	1,902,148	757,105
Total Liabilities and Equity	$3,874,216	$1,763,927

The accompanying notes are an integral part of these consolidated financial statements.

Kite Realty Group, L.P. and subsidiaries
Consolidated Statements of Operations and Comprehensive (Loss) Income

(in thousands, except unit and per unit data)

	Year Ended December 31,
	2014	2013	2012
Revenue:
Minimum rent	$199,455	$93,637	$73,000
Tenant reimbursements	52,773	24,422	19,495
Other property related revenue	7,300	11,429	4,044
Total revenue	259,528	129,488	96,539
Expenses:
Property operating	38,703	21,729	16,756
Real estate taxes	29,947	15,263	12,858
General, administrative, and other	13,043	8,211	7,117
Merger and acquisition costs	27,508	2,214	364
Litigation charge, net	—	—	1,007
Depreciation and amortization	120,998	54,479	38,835
Total expenses	230,199	101,896	76,937
Operating income	29,329	27,592	19,602
Interest expense	(45,513)	(27,994)	(23,392)
Income tax (expense) benefit of taxable REIT subsidiary	(24)	(262)	106
Remeasurement loss on consolidation of Parkside Town Commons, net	—	—	(7,980)
Other (expense) income, net	(244)	(62)	209
Loss from continuing operations	(16,452)	(726)	(11,455)
Discontinued operations:
Operating income from discontinued operations	—	834	656
Impairment charge	—	(5,372)	—
Non-cash gain on debt extinguishment	—	1,242	—
Gain on sales of operating properties, net	3,198	487	7,094
Income (loss) from discontinued operations	3,198	(2,809)	7,750
(Loss) income before gain on sale of operating properties	(13,254)	(3,535)	(3,705)
Gain on sale of operating properties, net	8,578	—	—
Consolidated net loss	(4,676)	(3,535)	(3,705)
Net income attributable to noncontrolling interests	(1,435)	(121)	(1,977)
Distributions on preferred units	(8,456)	(8,456)	(7,920)
Net loss attributable to common unitholders	$(14,567)	$(12,112)	$(13,602)

Allocation of net loss:
Limited Partners	$(410)	$(806)	$(1,348)
General Partner	(14,157)	(11,306)	(12,254)
	$(14,567)	$(12,112)	$(13,602)

Net loss per unit — basic & diluted:
Loss from continuing operations attributable to common unitholders	$(0.29)	$(0.37)	$(1.05)
Income loss from discontinued operations attributable to common unitholders	0.05	(0.11)	0.32
Net loss attributable to common unitholders	$(0.24)	$(0.48)	$(0.73)

Weighted average common units outstanding — basic and diluted	60,010,480	25,217,287	18,569,937

Distributions declared per common unit	$1.02	$0.96	$0.96

Net loss attributable to common unitholders:
Loss from continuing operations	$(17,765)	$(9,303)	$(19,503)
Income (loss) from discontinued operations	3,198	(2,809)	5,901
Net loss attributable to common unitholders	$(14,567)	$(12,112)	$(13,602)

Consolidated net (loss) income	$(4,676)	$(3,535)	$(3,705)
Change in fair value of derivatives	(2,621)	7,136	(4,002)
Total comprehensive (loss) income	(7,297)	3,601	(7,707)
Comprehensive (income) loss attributable to noncontrolling interests	(1,435)	(121)	(1,977)
Comprehensive (loss) income attributable to common unitholders	$(8,732)	$3,480	$(9,684)

The accompanying notes are an integral part of these consolidated financial statements.

Kite Realty Group, L.P. and subsidiaries
Consolidated Statements of Partners’ Equity

(in thousands)

	General Partner
	Common Equity	Preferred Equity	Accumulated Other Comprehensive Income (Loss)	Total
Balances, December 31, 2011	$341,400	$70,000	$(1,525)	$409,875
Stock compensation activity	982	—	—	982
Proceeds of preferred unit offering, net	(1,180)	32,500	—	31,320
Capital contribution from the General Partner	62,786	—	—	62,786
Other comprehensive loss attributable to General Partner	—	—	(3,734)	(3,734)
Distributions declared to General Partner	(16,286)	—	—	(16,286)
Distributions to preferred unitholders	—	(7,920)	—	(7,920)
Net loss	(12,254)	7,920		(4,334)
Conversion of Limited Partner Units to shares of the General Partner	5,826	—	—	5,826
Adjustment to redeemable noncontrolling interests	(5,031)	—	—	(5,031)
Balances, December 31, 2012	$376,243	$102,500	$(5,259)	$473,484
Stock compensation activity	2,510	—	—	2,510
Capital contribution from the General Partner	313,920	—	—	313,920
Other comprehensive income attributable to General Partner	—	—	6,612	6,612
Distributions declared to General Partner	(23,780)	—	—	(23,780)
Distributions to preferred unitholders	—	(8,456)	—	(8,456)
Net loss	(11,306)	8,456	—	(2,850)
Conversion of Limited Partner Units to shares of the General Partner	582	—	—	582
Adjustments to redeemable noncontrolling interests	(8,465)	—	—	(8,465)
Balances, December 31, 2013	$649,704	$102,500	$1,353	$753,557
Capital contribution from the General Partner	1,233,233	—	—	1,233,233
Common units retired in connection with reverse unit split	(60)	—	—	(60)
Stock compensation activity	3,299	—	—	3,299
Other comprehensive loss attributable to General Partner	—	—	(2,528)	(2,528)
Distributions declared to General Partner	(60,514)	—	—	(60,514)
Distributions to preferred unitholders	—	(8,456)	—	(8,456)
Net loss	(14,157)	8,456	—	(5,701)
Conversion of Limited Partner Units to shares of the General Partner	567	—	—	567
Adjustment to redeemable noncontrolling interests	(14,613)	—	—	(14,613)
Balances, December 31, 2014	$1,797,459	$102,500	$(1,175)	$1,898,784

The accompanying notes are an integral part of these consolidated financial statements.

Kite Realty Group, L.P. and subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flow from operating activities:
Consolidated net loss	$(4,676)	$(3,535)	$(3,705)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Remeasurement loss on consolidation of Parkside Town Commons, net	—	—	7,980
Gain on sale of operating properties, net of tax	(11,776)	(487)	(7,094)
Impairment charge	—	5,372	—
Gain on debt extinguishment	—	(1,242)	—
Straight-line rent	(4,744)	(3,496)	(2,362)
Depreciation and amortization	123,862	57,757	43,769
Provision for credit losses, net of recoveries	1,740	922	859
Compensation expense for equity awards	2,536	1,671	602
Amortization of debt fair value adjustment	(3,468)	(127)	(118)
Amortization of in-place lease liabilities	(4,521)	(2,674)	(1,986)
Distributions of income from unconsolidated entities	—	—	91
Changes in assets and liabilities:
Tenant receivables	(10,044)	(1,690)	(508)
Deferred costs and other assets	(5,355)	(9,062)	(7,066)
Accounts payable, accrued expenses, deferred revenue, and other liabilities	(41,375)	8,688	(7,190)
Net cash provided by operating activities	42,179	52,097	23,272
Cash flow from investing activities:
Acquisitions of interests in properties	(19,744)	(407,215)	(65,909)
Capital expenditures, net	(94,553)	(112,581)	(114,153)
Net proceeds from sales of operating properties	191,126	7,293	87,385
Net proceeds from sales of marketable securities acquired from Merger	18,601	—	—
Net cash received from Merger	108,666	—	—
Change in construction payables	(14,950)	(2,396)	20,830
Payment on seller earnouts	(2,762)	—	—
Collection of note receivable	542	—	—
Contributions to unconsolidated entities	—	—	(150)
Distributions of capital from unconsolidated entities	—	—	372
Net cash provided by (used in) investing activities	186,926	(514,899)	(71,625)
Cash flow from financing activities:
Contributions from the General Partner	(14)	314,772	94,358
Offering costs	(1,966)	—	—
Loan proceeds	146,495	528,590	308,955
Loan transaction costs	(4,256)	(2,138)	(2,234)
Loan payments and related financing escrow	(285,244)	(342,033)	(322,647)
Distributions paid — common unitholders	(48,376)	(20,594)	(15,440)
Distributions paid — preferred unitholders	(8,456)	(8,456)	(7,696)
Distributions paid — redeemable noncontrolling interests - subsidiaries	(1,272)	(1,579)	(1,811)
Distributions to noncontrolling interests	(324)	(108)	(2,692)
Net cash (used in) provided by financing activities	(203,413)	468,454	50,793
Increase in cash and cash equivalents	25,692	5,651	2,440
Cash and cash equivalents, beginning of year	18,134	12,483	10,043
Cash and cash equivalents, end of year	$43,826	$18,134	$12,483

Supplemental disclosures
Cash paid for interest, net of capitalized interest	$48,526	$31,577	$24,789
Cash paid for taxes	$87	$45	$150

The accompanying notes are an integral part of these consolidated financial statements.

Kite Realty Group, L.P. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 2014

(in thousands, except unit and share and per unit and per share data)

Note 1. Organization

Kite Realty Group, L.P. (the “Partnership”) was formed on August 16, 2004, when Kite Realty Group Trust (the “General Partner”) contributed properties and the net proceeds from an initial public offering of shares of its common stock to the Partnership.  The General Partner was organized in Maryland in 2004 to succeed the development, acquisition, construction and real estate businesses of its predecessor.  We believe the General Partner qualifies as a real estate investment trust (a “REIT”) under provisions of the Internal Revenue Code of 1986, as amended. In this discussion, unless the context suggests otherwise, references to “we,” “us,” “our” and the “Partnership” refer to Kite Realty Group, L.P.

The Partnership is engaged in the ownership, operation, acquisition, development and redevelopment of neighborhood and community shopping centers in select markets in the United States.  The General Partner is the sole general partner of the Partnership, and as of December 31, 2014 owned approximately 98.1% of the common partnership interests in the Partnership (“General Partner Units”). The remaining 1.9% of the common partnership interests (“Limited Partner Units” and, together with the General Partner Units, the “Common Units”) are owned by the limited partners.  All of the General Partner’s property ownership, development and related business operations are conducted through the Partnership and the General Partner has no material assets or liabilities other than its investment in the Partnership. The General Partner issues public equity from time to time but does not have any indebtedness as all debt is incurred by the Partnership. In addition, the General Partner currently does not nor does it intend to guarantee any debt of the Partnership. The Partnership holds substantially all of the assets of the General Partner, including the General Partner’s ownership interests in its joint ventures. The Partnership conducts the operations of the business and is structured as a partnership with no publicly traded equity.

On July 1, 2014, the General Partner and KRG Magellan, LLC, a Maryland limited liability company and wholly-owned subsidiary of the General Partner (“Merger Sub”), completed a merger with Inland Diversified Real Estate Trust, Inc. (“Inland Diversified”), in which Inland Diversified merged with and into the Merger Sub in a stock-for-stock exchange with a transaction value of approximately $2.1 billion, including the assumption of approximately $0.9 billion of debt. The General Partner then contributed the assets and liabilities of KRG Magellan to the Partnership in exchange for additional common units of the Partnership (the “Merger”).  See Note 10 for additional details.

The retail portfolio we acquired through the merger with Inland Diversified was comprised of 60 properties in 23 states.  The properties are located in a number of our existing markets and in various new markets including Westchester, New York; Bayonne, New Jersey; Las Vegas, Nevada; Virginia Beach, Virginia; and Salt Lake City, Utah.

Under the terms of the merger agreement, Inland Diversified shareholders received 1.707 newly issued common shares of the General Partner for each outstanding common share of Inland Diversified, resulting in a total issuance of approximately 201.1 million of the General Partner common shares.  The shares issued had a value of approximately $1.2 billion based on the closing price of the General Partner’s common shares on the day preceding the merger of $6.14.  The terms are prior to the one-for-four reverse share split completed in August 2014.  In addition, the reverse share split had the same impact on the number of outstanding Limited Partner Units.

At December 31, 2014, the Partnership owned interests in 120 operating properties, which seven were classified as held for sale, three redevelopment properties and four under-construction development projects.  In addition, as of December 31, 2014, we owned interests in other land parcels comprising 105 acres that are expected to be used for future expansion of existing properties or development of new retail or office properties.  We may also elect to sell such land to third parties under certain circumstances. These land parcels are classified as “Land held for development” in investment properties in the accompanying consolidated balance sheets.

At December 31, 2013, we owned interests in 72 operating and redevelopment properties, two under-construction development projects, and 131 acres of land held for development.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported period.  Actual results could differ from these estimates.

Components of Investment Properties

The Partnership’s investment properties, excluding properties held for sale, as of December 31, 2014 and December 31, 2013 were as follows:

	Balance at
	December 31, 2014	December 31, 2013
Investment properties, at cost:
Land	$778,780	$333,458
Buildings and improvements	2,785,780	1,351,642
Furniture, equipment and other	6,398	4,970
Land held for development	35,907	56,079
Construction in progress	125,883	130,909
	$3,732,748	$1,877,058

Consolidation and Investments in Joint Ventures

The accompanying financial statements of the Partnership are presented on a consolidated basis and include all accounts of the Partnership, the taxable REIT subsidiary of the Partnership, subsidiaries of the Partnership that are controlled and any variable interest entities (“VIEs”) in which the Partnership is the primary beneficiary.  In general, a VIE is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) has equity investors that do not provide sufficient financial resources for the entity to support its activities, (b) does not have equity investors with voting rights or (c) has equity investors whose votes are disproportionate from their economics and substantially all of the activities are conducted on behalf of the investor with disproportionately fewer voting rights.  The Partnership consolidates properties that are wholly owned as well as properties it controls but in which it owns less than a 100% interest.  Control of a property is demonstrated by, among other factors:

•                  our ability to refinance debt and sell the property without the consent of any other partner or owner;

•                  the inability of any other partner or owner to replace the Partnership as manager of the property; or

•                  being the primary beneficiary of a VIE. The primary beneficiary is defined as the entity that has (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (ii) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

As of December 31, 2014, we had investments in two joint ventures that are VIEs in which we are the primary beneficiary.  As of this date, these VIEs had total debt of $62.0 million which is secured by assets of the VIEs totaling $115.3 million.  The Partnership guarantees the debt of these VIEs.

We consider all relationships between the Partnership and the VIE, including development agreements, management agreements and other contractual arrangements, in determining whether we have the power to direct the activities of the VIE that most significantly affect the VIE’s performance.  We also continuously reassess primary beneficiary status.  During the twelve months ended December 31, 2014, 2013 and 2012 there were no changes to our conclusions regarding whether an entity qualifies as a VIE or whether we are the primary beneficiary of any previously identified VIE.

Acquisition of Real Estate Properties

Upon acquisition of real estate operating properties, we estimate the fair value of acquired identifiable tangible assets and identified intangible assets and liabilities, assumed debt, and any noncontrolling interest in the acquiree at the date of acquisition, based on evaluation of information and estimates available at that date.  Based on these estimates, we allocate the estimated fair value to the applicable assets and liabilities.  In making estimates of fair values for the purpose of allocating purchase price, a number of sources are utilized, including information obtained as a result of pre-acquisition due diligence, marketing and leasing activities. The estimates of fair value were determined to have primarily relied upon Level 2 and Level 3 inputs.

A portion of the purchase price is allocated to tangible assets and intangibles, including:

•                  the fair value of the building on an as-if-vacant basis and to land determined either by comparable market data, real estate tax assessments, independent appraisals or other relevant data;

•                  above-market and below-market in-place lease values for acquired properties are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over the remaining non-cancelable term of the leases.  Any below-market renewal options are also considered in the in-place lease values.  The capitalized above-market and below-market lease values are amortized as a reduction of or addition to rental income.  Should a tenant vacate, terminate its lease, or otherwise notify us of its intent to do so, the unamortized portion of the lease intangibles would be charged or credited to income; and

•                  the value of leases acquired.  We utilize independent and internal sources for our estimates to determine the respective in-place lease values.  Our estimates of value are made using methods similar to those used by independent appraisers.  Factors we consider in our analysis include an estimate of costs to execute similar leases including tenant improvements, leasing commissions and foregone costs and rent received during the estimated lease-up period as if the space was vacant.  The value of in-place leases is amortized to expense over the remaining initial terms of the respective leases.

•                  the fair value of any assumed financing that is determined to be above or below market terms.  We utilize third party and independent sources for our estimates to determine the respective fair value of each mortgage payable.  The fair market value of each mortgage payable is amortized to interest expense over the remaining initial terms of the respective loan.

We also consider whether a portion of the purchase price should be allocated to in-place leases that have a related customer relationship intangible value.  Characteristics the Partnership considers in allocating these values include the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality, and expectations of lease renewals, among other factors.  To date, a tenant relationship has not been developed that is considered to have a current intangible value.

Certain properties we acquired from the Merger included earnout components to the purchase price, meaning the previous owner did not pay a portion of the purchase price of the property at closing, although they owned the entire property. We are not obligated to pay the contingent portion of the purchase prices unless space which was vacant at the time of acquisition is later leased by the seller within the time limits and parameters set forth in the acquisition agreements. The earnout payments are based on a predetermined formula applied to rental income received. The earnout agreements have an obligation period remaining of one year or less as of December 31, 2014. If at the end of the time period certain space has not been leased, occupied and rent producing, we will have no further obligation to pay additional purchase price consideration and will retain ownership of that entire property. Based on our best estimate, we have recorded a liability for the potential future earnout payments using estimated fair value measurements at the end of the period which include the lease-up periods, market rents and probability of occupancy. We have recorded this earnout amount as additional purchase price of the related properties and as a liability included in deferred revenue and intangibles, net and other liabilities on the accompanying consolidated balance sheets.

The Partnership determined that it was the acquirer for accounting purposes in the merger with Inland Diversified.  We considered the continuation of the Partnership’s existing management and a majority of the existing board members of the General Partner as the most significant considerations in our analysis.  Additionally, Inland Diversified had previously announced the transaction as a liquidation event and we believe this transaction was an acquisition of Inland Diversified by the General Partner.  See Note 10 for additional discussion.

Investment Properties

Capitalization and Depreciation

Investment properties are recorded at cost and include costs of land acquisition, development, pre-development, construction, certain allocated overhead, tenant allowances and improvements, and interest and real estate taxes incurred during construction.  Significant renovations and improvements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset.  If a tenant vacates a space prior to the lease expiration, terminates its lease, or otherwise notifies the Partnership of its intent to do so, any related unamortized tenant allowances are expensed over the shortened lease period.  Maintenance and repairs that do not extend the useful lives of the respective assets are reflected in property operating expense.

Pre-development costs are incurred prior to vertical construction and for certain land held for development acquisitions during the due diligence phase and include contract deposits, legal, engineering, cost of internal resources and other professional fees related to evaluating the feasibility of developing or redeveloping a shopping center or other project.  These pre-development costs are capitalized and included in construction in progress in the accompanying consolidated balance sheets.  If we determine that the completion of a development project is no longer probable, all previously incurred pre-development costs are immediately expensed.  Once construction commences on the land, it is transferred to construction in progress.

We also capitalize costs such as acquisition of land, construction of buildings, interest, real estate taxes, and the costs of personnel directly involved with the development of our properties.  As a portion of a development property becomes operational, we expense a pro rata amount of related costs.

Depreciation on buildings and improvements is provided utilizing the straight-line method over estimated original useful lives ranging from 10 to 35 years.  Depreciation on tenant allowances, tenant inducements, and tenant improvements are provided utilizing the straight-line method over the term of the related lease.  Depreciation on equipment and fixtures is provided utilizing the straight-line method over 5 to 10 years. Depreciation may be accelerated for a redevelopment project including partial demolition of existing structure after the asset is assessed for impairment.

Impairment

Management reviews operational properties, development properties, land parcels and intangible assets for impairment on at least a quarterly basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  The review for possible impairment requires management to make certain assumptions and estimates and requires significant judgment.  Impairment losses for investment properties and intangible assets are measured when the undiscounted cash flows estimated to be generated by the investment properties during the expected holding period are less than the carrying amounts of those assets.  Impairment losses are recorded as the excess of the carrying value over the estimated fair value of the asset.  If the Partnership decides to sell or otherwise dispose of an asset, its carrying value may differ from its sales price.

Held for Sale and Discontinued Operations

Operating properties held for sale include only those properties available for immediate sale in their present condition and for which management believes it is probable that a sale of the property will be completed within one year among other factors.  Operating properties held for sale are carried at the lower of cost or fair value less costs to sell.  Depreciation and amortization are suspended during the period during which the asset is held-for-sale.  We classified seven operating properties as held for sale and one operating property as held for sale as of December 31, 2014, and 2013, respectively.  Upon meeting the held-for-sale criteria, depreciation and amortization ceased for these operating properties.  The assets and liabilities associated with these properties are separately classified as held for sale in the consolidated balance sheets as of December 31, 2014.

Our operating properties have operations and cash flows that can be clearly distinguished from the rest of our activities. The operations reported in discontinued operations include those operating properties that were sold or were considered held-for-sale and for which operations and cash flows can be clearly distinguished.  The operations from these properties are eliminated from ongoing operations, and we will not have a continuing involvement after disposition.  In the first quarter of 2014, we adopted the provisions of ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of

Components of an Entity and as a result the seven operating properties that are classified as held for sale as of December 31, 2014 are not included in discontinued operations in the accompanying Statements of Operations as the disposals neither individually nor in the aggregate represent a strategic shift that has or will have a major effect on our operations or financial results.  However, the 50th and 12th operating property is included in discontinued operations for the year ended December 31, 2014 and 2013, as the property was classified as held for sale as of December 31, 2013 and is reported under the former rules.

Escrow Deposits

Escrow deposits consist of cash held for real estate taxes, property maintenance, insurance and other requirements at specific properties as required by lending institutions.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents.  From time to time, such investments may temporarily be held in accounts that are in excess of FDIC and SIPC insurance limits; however the Partnership attempts to limit its exposure at any one time.  As of December 31, 2014, cash and cash equivalents included $16.1 million of funds set aside by the Partnership to affect a tax deferred purchase of real estate.  Such funds are not currently considered available for general corporate purposes.

Fair Value Measurements

Cash and cash equivalents, accounts receivable, escrows and deposits, and other working capital balances approximate fair value.

Fair value is a market-based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  The fair value hierarchy distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs for identical instruments that are classified within Level 1 and observable inputs for similar instruments that are classified within Level 2) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3).  As further discussed in Note 13, the Partnership has determined that its derivative valuations are classified in Level 2 of the fair value hierarchy.

Note 3 includes a discussion of fair values recorded when we acquired a controlling interest in Parkside Town Commons development project.  Note 5 includes a discussion of fair values recorded when we transferred the Kedron Village property to the loan servicer. Note 10 includes a discussion of the fair values recorded in purchase accounting.  Level 3 inputs to these transactions include our estimations of market leasing rates, tenant-related costs, discount rates, and disposal values.

Derivative Financial Instruments

The Partnership accounts for its derivative financial instruments at fair value calculated in accordance with Topic 820—“Fair Value Measurements and Disclosures” in the ASC.  Gains or losses resulting from changes in the fair values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting.  We use derivative instruments such as interest rate swaps or rate locks to mitigate interest rate risk on related financial instruments.

Changes in the fair values of derivatives that qualify as cash flow hedges are recognized in other comprehensive income (“OCI”) while any ineffective portion of a derivative’s change in fair value is recognized immediately in earnings.  Upon settlement of the hedge, gains and losses associated with the transaction are recorded in OCI and amortized over the underlying term of the hedged transaction.  As of December 31, 2014 and 2013, all of our derivative instruments qualify for hedge accounting.

Revenue Recognition

As lessor, the Partnership has substantially all of the risks and benefits of ownership of the investment properties and accounts for its leases as operating leases.

Minimum rent, percentage rent, and expense recoveries from tenants for common area maintenance costs, insurance and real estate taxes are our principal source of revenue.  Base minimum rents are recognized on a straight-line basis over the terms of the respective leases.  Certain lease agreements contain provisions that grant additional rents based on a tenant’s sales volume (contingent overage rent). Overage rent is recognized when tenants achieve the specified targets as defined in their lease agreements.  Overage rent is included in other property related revenue in the accompanying statements of operations.  As a result of generating this revenue, we will routinely have accounts receivable due from tenants. We are subject to tenant defaults and bankruptcies that may affect the collection of outstanding receivables. To address the collectability of these receivables, we analyze historical write-off experience, tenant credit-worthiness and current economic trends when evaluating the adequacy of our allowance for doubtful accounts and straight line rent reserve. Although we estimate uncollectible receivables and provide for them through charges against income, actual experience may differ from those estimates.

Gains from sales of real estate are recognized when a sale has been consummated, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property, the Partnership has transferred to the buyer the usual risks and rewards of ownership, and we do not have a substantial continuing financial involvement in the property.  As part of the Partnership’s ongoing business strategy, it will, from time to time, sell land parcels and outlots, some of which are ground leased to tenants.  Net gains realized on such sales were $1.5 million, $6.2 million, and $0.8 million for the years ended December 31, 2014, 2013, and 2012, respectively, and are classified as other property related revenue in the accompanying consolidated statements of operations.

Tenant Receivables and Allowance for Doubtful Accounts

Tenant receivables consist primarily of billed minimum rent, accrued and billed tenant reimbursements, and accrued straight-line rent.  We generally do not require specific collateral other than corporate or personal guarantees from its tenants.

An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of certain tenants or others to meet contractual obligations under their lease or other agreements.  Accounts are written off when, in the opinion of management, the balance is uncollectible.

	2014	2013	2012
Balance, beginning of year	$1,328	$755	$1,335
Provision for credit losses, net of recoveries	1,740	922	858
Accounts written off	(635)	(349)	(1,438)
Balance, end of year	$2,433	$1,328	$755

For the years ended December 31, 2014, 2013 and 2012, allowance for doubtful accounts represented 0.9%, 1.0% and 0.8% of total revenues, respectively.

Other Receivables

Other receivables consist primarily of receivables due from municipalities and from tenants for non-rental revenue related activities.

Concentration of Credit Risk

We may be subject to concentrations of credit risk with regards to our cash and cash equivalents.  We place cash and temporary cash investments with high-credit-quality financial institutions.  From time to time, such cash and investments may temporarily be in excess of insurance limits.  In addition, our accounts receivable from and leases with tenants potentially subjects us to a concentration of credit risk related to our accounts receivable and revenue.  At December 31, 2014, 28%, 23% and 12% of total billed receivables were due from tenants leasing space in the states of Florida, Indiana, and Texas, respectively, compared to 40%, 25%, and 13% in 2013.  For the year ended December 31, 2014, 19%, 25% and 13% of the Partnership’s revenue recognized was from tenants leasing space in the states of Florida, Indiana, and Texas, respectively, compared to 30%, 36%, and 14% in 2013.  There were no significant changes in the concentration percentages for the year ended December 31, 2012 compared to 2013.

Earnings Per Unit

Basic earnings per common unit is calculated based on the weighted average number of common units outstanding during the period.  Diluted earnings per common unit is determined based on the weighted average number of common units outstanding combined with the incremental average common units that would have been outstanding assuming the conversion of all potentially dilutive securities into common units as of the earliest date possible.

Potentially dilutive securities include outstanding options to acquire common shares of the General Partner, units under our outperformance plan (see Note 6), potential settlement of redeemable noncontrolling interests in certain joint ventures, and deferred common units, which may be credited to personal accounts of non-employee trustees in lieu of the payment of cash compensation or the issuance of common units to such trustees.  Due in part to our net loss attributable to common unitholders for the years ended December 31, 2014, 2013 and 2012, the potentially dilutive securities were not dilutive for these periods.

Approximately 1.0 million, 1.5 million and 1.7 million outstanding options to acquire common shares of the General Partner were excluded from the computation of diluted earnings per common unit because their impact was not dilutive for the twelve months ended December 31, 2014, 2013 and 2012, respectively.

On August 11, 2014, the General Partner completed a one-for-four reverse share split of its common shares. The reverse share split also adjusted the number of outstanding Partnership units on a one-for-four basis.  As a result of the reverse share split, the number of outstanding common units was reduced from approximately 339.3 million to approximately 84.9 million.  Unless otherwise noted, all common unit and per unit information contained herein has been restated to reflect the reverse share split as if it had occurred as of the beginning of the first period presented.

Income Taxes and REIT Compliance

General Partner

The General Partner, which is considered a corporation for federal income tax purposes, has been organized and intends to continue to operate in a manner that will enable it to maintain its qualification as a REIT for federal income tax purposes.  As a result, it generally will not be subject to federal income tax on the earnings that it distributes to the extent it distributes its “REIT taxable income” (determined before the deduction for dividends paid and excluding net capital gains) to shareholders of the General Partner and meet certain other requirements on a recurring basis.  To the extent that it satisfies this distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed REIT taxable income.  REITs are subject to a number of organizational and operational requirements.  If the General Partner fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates for a period of four years following the year in which qualification is lost.  We may also be subject to certain federal, state and local taxes on our income and property and to federal income and excise taxes on our undistributed taxable income even if the General Partner does qualify as a REIT.  We intend to continue to make distributions to the General Partner in amounts sufficient to assist the General Partner in adhering to REIT requirements and maintaining its REIT status.

We have elected to treat Kite Realty Holdings, LLC as a taxable REIT subsidiary, and we may elect to treat other subsidiaries as taxable REIT subsidiaries in the future.  This enables us to receive income and provide services that would otherwise be impermissible for REITs.  Deferred tax assets and liabilities are established for temporary differences between the financial reporting bases and the tax bases of assets and liabilities at the enacted rates expected to be in effect when the temporary differences reverse.  Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Partnership

The allocated share of income and loss other than the operations of our taxable REIT subsidiary is included in the income tax returns of its partners; accordingly the only federal income taxes included in the accompanying consolidated financial statements of the Partnership are in connection with its taxable REIT subsidiary.

Income tax benefit for the year ended December 31, 2014 was $0.2 million.  For the year ended December 31, 2013 the income tax provision was $0.3 million and for the year ended December 31, 2012, there was an insignificant amount of income tax benefit recorded.

Other state and local income taxes were not significant in any of the periods presented.

Noncontrolling Interests

We report the non-redeemable noncontrolling interests in subsidiaries as equity and the amount of consolidated net income attributable to these noncontrolling interests is set forth separately in the consolidated financial statements.  The noncontrolling interests in consolidated properties for the years ended December 31, 2014, 2013, and 2012 were as follows:

	2014	2013	2012
Noncontrolling interests balance January 1	$3,548	$3,535	$4,250
Net income allocable to noncontrolling interests, excluding redeemable noncontrolling interests	140	121	1,977
Distributions to noncontrolling interests	(324)	(108)	(2,692)
Noncontrolling interests balance at December 31	$3,364	$3,548	$3,535

Redeemable Noncontrolling Interests — Limited Partners

We classify the Limited Partners’ interests in the Partnership in the accompanying consolidated balance sheets outside of permanent equity because we may be required to pay cash to these unitholders upon redemption of their interests in the Partnership under certain circumstances, such as the delivery of registered shares of the General Partner upon conversion.  The carrying amount is required to be reflected at the greater of historical book value or redemption value with a corresponding adjustment to General Partners’ equity.  As of December 31, 2014 and 2013, the redemption value of the Limited Partners’ interests exceeded the historical book value, and the balance was accordingly adjusted to redemption value through General Partners’ equity.

We allocate net operating results of the Partnership after preferred distributions and noncontrolling interest in the consolidated properties based on the partners’ respective weighted average ownership interest.  We adjust the Limited Partners’ interests in the Partnership at the end of each period to reflect their interests in the Partnership.  This adjustment is reflected in our General Partners’ equity.  The General Partners’ and the Limited Partners’ weighted average interests in the Partnership for the years ended December 31, 2014, 2013, and 2012 were as follows:

	Year Ended December 31,
	2014	2013	2012
General Partners’ weighted average basic interest in Partnership	97.2%	93.3%	90.1%
Limited Partners’ weighted average basic interests in Partnership	2.8%	6.7%	9.9%

The General Partners’ and the Limited Partners’ interests in the Partnership at December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
General Partners’ interest in Partnership	98.1%	95.2%
Limited Partners’ interests in Partnership	1.9%	4.8%

Concurrent with the General Partners’ initial public offering and related formation transactions, certain individuals received Limited Partner Units of the Partnership in exchange for their interests in certain properties.  These Limited Partners were granted the right to redeem Partnership units on or after August 16, 2005 for cash or, at our election, common shares of the General Partner in an amount equal to the market value of an equivalent number of common shares of the General Partner at the time of redemption.  Such common shares must be registered, which is not fully in the General Partner’s control.  Therefore, the Limited Partners’ interest is not reflected in permanent equity.  The General Partner also has the right to redeem the Partnership units directly from the limited partner in exchange for either cash in the amount specified above or a number of its common shares equal to the number of units being redeemed.  For the years ended December 31, 2014, 2013 and 2012, respectively, 22,000, 22,500, and 275,928 Partnership units were exchanged for the same number of common shares of the General Partner.

There were 1,639,443 and 1,661,446 Limited Partner Units outstanding as of December 31, 2014 and 2013, respectively.

Redeemable Noncontrolling Interests - Subsidiaries

Prior to the Merger, Inland Diversified formed joint ventures with the previous owners of certain properties and issued Class B units in three joint ventures that indirectly own those properties.  The Class B units remain outstanding subsequent to the Merger and are accounted for as noncontrolling interests in these properties.    The Class B units will become redeemable at our applicable partner’s election at future dates generally beginning in September 2015, March 2017 or October 2022 based on the applicable joint venture and the fulfillment of certain redemption criteria.  Beginning in June 2018, October 2022 and November 2022, with respect to our Territory, City Center and Crossing at Killingly joint ventures, respectively, the applicable Class B units can be redeemed at either our applicable partner’s or our election for cash or units in the Partnership.  None of the issued units have a maturity date and none are mandatorily redeemable.

On February 13, 2015, we acquired our partner’s redeemable interests in the City Center operating property for $34.4 million that was paid in a combination of cash and Limited Partner Units in the Partnership.  We funded the majority of the cash portion with a $30 million draw on our unsecured revolving credit facility.

We consolidate each of these joint ventures because we control the decision making of each of the joint ventures and our joint venture partners have limited protective rights.

We classify redeemable noncontrolling interests in certain subsidiaries in the accompanying consolidated balance sheets outside of permanent equity because, under certain circumstances, we may be required to pay cash to Class B unitholders in specific subsidiaries upon redemption of their interests.  The carrying amount of these redeemable noncontrolling interests is required to be reflected at the greater of initial book value or redemption value with a corresponding adjustment to additional paid-in capital, because the fair value of the interests approximates the redemption value at December 31, 2014.  As of December 31, 2014, the redemption value of the redeemable noncontrolling interests exceeded the initial book value recorded upon our acquisition of Inland Diversified and as a result we have adjusted additional paid-in capital for the increase in redemption value.  As of December 31, 2014, the redemption amounts of these interests did not exceed the fair values of each interest.

The redeemable noncontrolling interests in the Partnership and subsidiaries for the years ended December 31, 2014, 2013, and 2012 were as follows:

	2014	2013	2012
Redeemable noncontrolling interests balance January 1	$43,928	$37,670	$41,837
Acquired redeemable noncontrolling interests from merger	69,356	—	—
Net income (loss) allocable to redeemable noncontrolling interests	891	(806)	(1,348)
Distributions declared to redeemable noncontrolling interests	(3,021)	(1,587)	(1,748)
Other comprehensive (loss) income allocable to redeemable noncontrolling interests (1)	(93)	525	(268)
Exchange of redeemable noncontrolling interest for common shares of General Partner	(567)	(584)	(5,834)
Adjustment to redeemable noncontrolling interests	14,588	8,710	5,031
Total Limited Partners’ interests in Partnership and other redeemable noncontrolling interests balance at December 31	$125,082	$43,928	$37,670

Limited partners’ interests in Partnership	$47,320	$43,928	$37,670
Other redeemable noncontrolling interests in certain subsidiaries	77,762	—	—
Total Limited Partners’ interests in Partnership and other redeemable noncontrolling interests balance at December 31	$125,082	$43,928	$37,670

(1)                                 Represents the noncontrolling interests’ share of the changes in the fair value of derivative instruments accounted for as cash flow hedges (see Note 13).

The following sets forth accumulated other comprehensive income (loss) allocable to noncontrolling interests for the years ended December 31, 2014, 2013, and 2012:

	2014	2013	2012
Accumulated comprehensive income (loss) balance at January 1	$69	$(456)	$(188)
Other comprehensive (loss) income allocable to noncontrolling interests (1)	(93)	525	(268)
Accumulated comprehensive (loss) income balance at December 31	$(24)	$69	$(456)

(1)                                 Represents the noncontrolling interests’ share of the changes in the fair value of derivative instruments accounted for as cash flow hedges (see Note 13).

Reclassifications

Certain amounts in the accompanying consolidated financial statements for 2013 and 2012 have been reclassified to conform to the 2014 consolidated financial statement presentation.  The reclassifications had no impact on net (loss) income previously reported.

Recently Issued Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (the “Update”).  The Update changes the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity or assets that meet the criteria to be classified as held for sale and that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results.  The Update also requires expanded disclosures for discontinued operations and requires an entity to disclose the pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting in the period in which it is disposed of or is classified as held for sale and for all prior periods that are presented in the statement where net income is reported.  The Update is effective for annual periods beginning on or after December 15, 2014, with early adoption permitted for disposals of assets that were not held for sale as of December 31, 2013.  We adopted the Update in the first quarter of 2014.  In March 2014, the Partnership disposed of its 50th and 12th operating property which had been classified as held for sale at December 31, 2013.  Accordingly, the revenues and expenses of this property and the associated gain on sale have been classified in discontinued operations in the 2014 consolidated statements of operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing GAAP revenue recognition guidance as well as impact the existing GAAP guidance governing the sale of nonfinancial assets. The standard’s core principle is that a company will recognize revenue when it satisfies performance obligations, by transferring promised goods or services to customers, in an amount that reflects the consideration to which the company expects to be entitled in exchange for fulfilling those performance obligations. In doing so, companies will need to exercise more judgment and make more estimates than under existing GAAP guidance.

ASU 2014-09 will be effective for public entities for annual and interim reporting periods beginning after December 15, 2016 and early adoption is not permitted. ASU 2014-09 allows for either recognizing the cumulative effect of application (i) at the start of the earliest comparative period presented (with the option to use any or all of three practical expedients) or (ii) at the date of initial application, with no restatement of comparative periods presented.

We have not yet selected a transition method nor have we determined the effect of ASU 2014-09 on our ongoing financial reporting.

Subsequent Events

In preparing the Consolidated Financial Statements, the Partnership has evaluated events and transactions occurring after December 31, 2014 and through March 10, 2015, the date the financial statements were available to be issued, for recognition or disclosure purposes.

Note 3. Parkside Town Commons

On December 31, 2012, we acquired a controlling interest in a development project called Parkside Town Commons (“Parkside”), which was historically accounted for under the equity method.  Parkside was owned in a joint venture with Prudential Real Estate Investors (“PREI”).

We acquired PREI’s 60% interest in the project for $13.3 million, including assumption of PREI’s $8.7 million share of indebtedness on the project.  We recorded a non-cash remeasurement loss upon consolidation of Parkside of $8.0 million, net, consisting of a $14.9 million loss on remeasurement of our equity investment and a $6.9 million gain on the acquisition of PREI’s interest at a discount.

Upon consolidation, we measured the acquired assets and assumed liabilities at fair value.  The fair value of the real estate and related assets acquired were estimated primarily using the market approach with the assistance of a third party appraisal.  The most significant assumption in the fair value estimated was the comparable sales value.  The estimate of fair value was determined to have primarily relied upon Level 3 inputs, as previously defined.

In November 2013, we sold 12.8 acres of adjacent land for a sales price of approximately $5.3 million for no gain or loss.

Note 4. Litigation Charge

In 2012, we paid $1.3 million to settle a claim by a former tenant.  In the fourth quarter of 2012, we partially recovered costs associated with the claim.  The net amount is reflected in the consolidated statement of operations for the year ended December 31, 2012 and has been paid, releasing us from the claim.

Note 5. Kedron Village

In July 2013, foreclosure proceedings were completed by the mortgage lender on the indebtedness secured by the Partnership’s Kedron Village operating property and the mortgage lender took title to the property in satisfaction of principal and interest due on the loan.

We reevaluated the Kedron Village property for impairment as of June 30, 2013 and determined that, based on the developments, the carrying value of the property was no longer fully recoverable considering the reduced holding period that considered the foreclosure proceedings.  Accordingly, we recorded a non-cash impairment charge of $5.4 million for the three months ended June 30, 2013 based upon the estimated fair value of the asset of $25.5 million using level 3 inputs.

During the year ended December 31, 2013, we recognized a non-cash gain of $1.2 million resulting from the transfer of the Kedron Village assets to the lender in satisfaction of the debt.  Also, in the third quarter, we reversed an accrual of unpaid interest (primarily default interest) of approximately $1.1 million.

The operations of Kedron Village were classified as discontinued operations in the consolidated statement of operations for the year ended December 31, 2013.

Note 6. Share-Based Compensation

Overview

The General Partner’s 2013 Equity Incentive Plan (the “Plan”) amended and restated the General Partner’s 2004 Equity Incentive Plan and authorized options and other share-based compensation awards to be granted to employees and trustees for up to an additional 1,500,000 common shares of the General Partner.  The Partnership accounts for its share-

based compensation in accordance with the fair value recognition provisions provided under Topic 718—“Stock Compensation” in the ASC.

The total share-based compensation expense, net of amounts capitalized, included in general and administrative expenses for the years ended December 31, 2014, 2013, and 2012 was $2.9 million, $1.1 million, and $0.9 million, respectively.  Total share-based compensation cost capitalized for the years ended December 31, 2014, 2013, and 2012 was $0.8 million, $0.5 million, and $0.4 million, respectively, related to development and leasing activities.

As of December 31, 2014, there were 1,070,529 shares of the General Partner available for grant under the Plan.

Share Options

Pursuant to the Plan, the General Partner periodically grants options to purchase common shares at an exercise price equal to the grant date per-share fair value of the General Partner’s common shares.  Granted options typically vest over a five year period and expire ten years from the grant date.  The General Partner issues new common shares upon the exercise of options.

For the General Partner’s share option plan, the grant date fair value of each grant was estimated using the Black-Scholes option pricing model.  The Black-Scholes model utilizes assumptions related to the dividend yield, expected life and volatility of the General Partner’s common shares, and the risk-free interest rate.  The dividend yield is based on the General Partner’s historical dividend rate.  The expected life of the grants is derived from expected employee duration, which is based on the General Partner’s history, industry information, and other factors.  The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant.  Expected volatilities utilized in the model are based on the historical volatility of the General Partner’s share price and other factors.

A summary of option activity under the Plan as of December 31, 2014, and changes during the year then ended, is presented below:

	Options	Weighted-Average Exercise Price
Outstanding at January 1, 2014	386,803	$40.00
Granted	—	—
Exercised	(3,313)	14.40
Expired	(134,287)	52.00
Forfeited	(212)	20.76
Outstanding at December 31, 2014	248,991	$33.88
Exercisable at December 31, 2014	243,686	$34.16
Exercisable at December 31, 2013	369,617	$41.00

The fair value on the respective grant dates of the 1,250 options granted for the year ended December 31, 2012 was $20.08 per option. There were no options granted in 2013 and 2014.

The aggregate intrinsic value of the 3,313, 40,639, and 4,631 options exercised during the years ended December 31, 2014, 2013 and 2012 was $40,196, $445,346, and $16,112, respectively.

The aggregate intrinsic value and weighted average remaining contractual term of the outstanding and exercisable options at December 31, 2014 were as follows:

	Options	Aggregate Intrinsic Value	Weighted-Average Remaining Contractual Term (in years)
Outstanding at December 31, 2014	248,991	$1,626,483	3.70
Exercisable at December 31, 2014	243,686	$1,583,398	3.68

As of December 31, 2014 there was less than $0.1 million of total unrecognized compensation cost related to outstanding unvested share option awards.

Restricted Shares

In addition to share option grants, the Plan also authorizes the grant of share-based compensation awards in the form of restricted common shares of the General Partner.  Under the terms of the Plan, these restricted shares, which are considered to be outstanding shares from the date of grant, typically vest over a period ranging from one to five years.  In addition, the General Partner pays dividends on restricted shares that are charged directly to equity.

The following table summarizes all restricted share activity to employees and non-employee members of the Board of Trustees of the General Partner as of December 31, 2014 and changes during the year then ended:

	Restricted Shares	Weighted Average Grant Date Fair Value per share
Restricted shares outstanding at January 1, 2014	181,397	$23.79
Shares granted	499,436	22.62
Shares forfeited	(2,388)	22.82
Shares vested	(62,992)	23.50
Restricted shares outstanding at December 31, 2014	615,453	$22.87

During the years ended December 31, 2014, 2013, and 2012, the General Partner granted 499,436, 103,685, and 67,667 restricted shares to employees and non-employee members of the Board of Trustees of the General Partner with weighted average grant date fair values of $22.62, $25.80, and $21.44, respectively.  The total fair value of shares vested during the years ended December 31, 2014, 2013, and 2012 was $1.6 million, $1.1 million, and $0.6 million, respectively.

As of December 31, 2013, there was $11.9 million of total unrecognized compensation cost related to restricted shares granted under the Plan, which is expected to be recognized over a weighted-average period of 2.1 years.  We expect to incur $3.3 million of this expense in fiscal year 2015, $2.9 million in fiscal year 2016, $2.6 million in fiscal year 2017, $2.3 million in fiscal year 2018, and the remainder in fiscal year 2019.

Outperformance Plan

In July 2014, the Compensation Committee of the Board of Trustees of the General Partner adopted the Kite Realty Group Trust 2014 Outperformance Plan for members of executive management and certain other employees, pursuant to which grantees are eligible to earn units in the Partnership based on the achievement of certain performance criteria of the General Partner’s common shares. Participants in the 2014 Outperformance Plan were awarded the right to earn, in the aggregate, up to $7.5 million of share-settled awards (the “bonus pool”) if, and only to the extent of which, based on the General Partners’ total shareholder return (“TSR”) performance measures are achieved for the three-year period beginning July 1, 2014 and ending June 30, 2017.  Awarded interests not earned based on the TSR measures are forfeited.

At the end of the three-year performance period, participants will receive their percentage interest in the bonus pool as units in the Partnership that vest over an additional two-year service period.  The compensation cost of the 2014 Outperformance Plan is fixed as of the grant date and is recognized regardless of whether the units are ultimately earned if the required service is determined.

The 2014 Outperformance Plan was valued at an aggregate value of $2.4 million utilizing a Monte Carlo simulation.  The value of the awards will be amortized to expense through the final vesting date of June 30, 2019 based upon a graded vesting schedule.  We expect to incur $0.7 million of this expense in fiscal year 2015, $0.7 million in fiscal year 2016, $0.6 million in fiscal year 2017, $0.3 million in fiscal year 2018, $0.1 million in fiscal year 2019.

Note 7. Deferred Costs and Intangibles, net

Deferred costs and intangibles consist primarily of financing fees incurred to obtain long-term financing, acquired lease intangible assets, and broker fees and capitalized salaries and related benefits incurred in connection with lease originations.  Deferred financing costs are amortized on a straight-line basis over the terms of the respective loan agreements.  Deferred leasing costs, lease intangibles and similar costs are amortized on a straight-line basis over the terms of the related leases.  At December 31, 2014 and 2013, deferred costs consisted of the following:

	2014	2013
Deferred financing costs	$14,575	$11,293
Acquired lease intangible assets	142,823	24,930
Deferred leasing costs and other	48,149	41,626
	205,547	77,849
Less—accumulated amortization	(36,583)	(21,461)
Total	168,964	56,388
Deferred costs, net — properties held for sale	(8,986)	—
Total	$159,978	$56,388

The estimated aggregate amortization amounts from net unamortized acquired lease intangible assets for each of the next five years and thereafter are as follows:

2015	$22,554
2016	19,874
2017	16,463
2018	11,576
2019	7,920
Thereafter	41,255
Total (1)	$119,642

(1)                                 Total excludes deferred costs and intangibles, net related to properties held for sale.

The accompanying consolidated statements of operations include amortization expense as follows:

	For the year ended December 31,
	2014	2013	2012
Amortization of deferred financing costs	$2,864	$2,434	$1,971
Amortization of deferred leasing costs, lease intangibles and other, excluding amortization of above market leases	$17,291	$5,605	$3,927

Amortization of deferred leasing costs, leasing intangibles and other, excluding amortization of above market leases is included in depreciation and amortization expense, while the amortization of deferred financing costs is included in interest expense.

Note 8. Deferred Revenue, Intangibles, net and Other Liabilities

Deferred revenue, intangibles, net and other liabilities consist of unamortized fair value of in-place lease liabilities recorded in connection with purchase accounting, retainages payable for development and redevelopment projects, tenant rents received in advance and seller earnouts.  The amortization of in-place lease liabilities is recognized as revenue over the remaining life of the leases.  Tenant rents received in advance are recognized as revenue in the period to which they apply, usually the month following their receipt.

At December 31, 2014 and 2013, deferred revenue and other liabilities consisted of the following:

	2014	2013
Unamortized in-place lease liabilities	$125,336	$36,173
Retainages payable and other	2,852	2,983
Seller earnout (Note 17)	9,664	—
Tenant rents received in advance	10,841	5,158
Total	148,693	44,314
Deferred revenue, intangibles, net and other liabilities — liabilities held for sale	(12,284)	—
Total	$136,409	$44,314

The estimated aggregate amortization of acquired lease intangibles (unamortized fair value of in-place lease liabilities) for each of the next five years and thereafter is as follows:

2015	$8,212
2016	7,527
2017	6,838
2018	6,254
2019	5,796
Thereafter	78,784
Total	$113,411

(1)         Total excludes deferred revenue, intangibles, net and other liabilities related to properties held for sale.

Note 9. Development and Redevelopment Activities

Development Activities

In the first quarter of 2014, we substantially completed construction on Delray Marketplace in Delray Beach, Florida and transitioned the project to the operating portfolio.  The project is anchored by Publix, Frank Theatres, Burt & Max’s Grille, Charming Charlie, Chico’s, White House | Black Market, Ann Taylor Loft, and Jos. A. Bank.

In 2014, we substantially completed construction on Parkside Town Commons — Phase I near Raleigh, North Carolina, which is anchored by Harris Teeter, Petco and a non-owned Target.  Parkside Town Commons — Phase II is under construction as of December 31, 2014.  Field & Stream and Golf Galaxy opened in September 2014 and will be joined by Frank Theatres in the first half of 2015.

Holly Springs Towne Center Phase II is located in Raleigh, North Carolina and is adjacent to Phase I of Holly Springs Towne Center.  Construction commenced on Phase II of the development in the third quarter of 2014.  We have signed leases with Carmike Theatres, DSW and Bed Bath & Beyond.

In the fourth quarter of 2014, we began site work on Tamiami Crossing in Naples, Florida.  We have a signed lease with Stein Mart and are negotiating leases with four national junior anchors for the development.

Redevelopment Activities

In the first quarter of 2014, we began redevelopment of Gainesville Plaza in Gainesville, Florida.  The project is anchored by Burlington Coat Factory which opened in September 2014 and Ross Dress for Less which is expected to open in March 2015.

In January 2013, we completed plans for a redevelopment project at Bolton Plaza and reduced the estimated useful lives of certain assets that were demolished as part of this project.  As a result of this change in estimate, $0.8 million of additional depreciation expense was recognized in 2013.  The center is anchored by Academy Sports and Outdoors, LA Fitness, and Panera Bread.  We transitioned this project back to the operating portfolio in the third quarter of 2014.

In July 2013, we completed plans for a redevelopment project at King’s Lake Square and reduced the estimated useful lives of certain assets that were demolished as part of this project.  As a result of this change in estimate, $2.5 million of additional depreciation expense was recognized in 2013.  This center is anchored by Publix Supermarkets which opened in April of 2014.  We transitioned this project back to the operating portfolio in the second quarter of 2014.

Note 10. Merger and Acquisition Activities

The results of operations for all acquired properties during the years ended December 31, 2014, 2013, and 2012, respectively, have been included in continuing operations within our consolidated financial statements since their respective dates of acquisition.

Acquisition costs include transactions costs for completed and prospective acquisitions, which are expensed as incurred. As part of the Merger, we incurred significant costs in 2014 related to investment banking, lender, due diligence, legal, and professional fees.  Merger and acquisition costs for the years ended December 31, 2014, 2013 and 2012 were $27.5 million, $2.2 million and $0.4 million, respectively.

Preliminary purchase price allocations were made at the date of acquisition, primarily to the fair value of tangible assets (land, building, and improvements) as well as to intangibles.  The estimated purchase price allocations for the 2014 acquisitions remain preliminary at December 31, 2014 and are subject to revision within the measurement period, not to exceed one year.

2014 Merger and Acquisition Activities

In 2014, we acquired a total of 61 operating properties.  Upon completion of the Merger in July, we acquired 60 operating properties and in December we acquired an operating property in Las Vegas, Nevada.  The total merger purchase price was $2.4 billion.  As part of the Merger, we assumed $860 million of debt, maturing at various stages through March 2023.  In addition, we assumed a $12.4 million mortgage with a fixed interest rate of 5.73%, maturing in June 2030, as part of the Las Vegas acquisition.

The Partnership determined that it was the acquirer for accounting purposes in the Merger.  We considered the continuation of the Partnership’s existing management and a majority of the existing board members of the General Partner as the most significant considerations in our analysis.  Additionally, Inland Diversified had previously announced the transaction as a liquidation event and we believe this transaction was an acquisition of Inland Diversified by the General Partner.

The following is a summary of our 2014 operating property acquisitions.

Property Name	MSA	Acquisition Date	Acquisition Cost (Millions)

Merger with Inland Diversified	Various	July 2014	$2,128.6

Rampart Commons	Las Vegas, NV	December 2014	32.3

The fair value of the real estate and related assets acquired were primarily determined using the income approach.  The income approach required the Partnership to make assumptions about market leasing rates, tenant-related costs, discount rates, and disposal values.  The estimates of fair value were determined to have primarily relied upon Level 2 and Level 3 inputs, as previously defined.  The ranges of the most significant Level 3 assumptions utilized in determining the value of the real estate and related assets of each building acquired during the Merger are as follows:

	Low	High
Lease-up period (months)	6	18
Net rental rate per square foot — Anchor (greater than 10,000 square feet)	$5.00	$30.00
Net rental rate per square foot — Small Shops	$11.00	$53.00
Discount rate	5.75%	9.25%

The following table summarizes the aggregate purchase price allocation for the properties acquired as part of the Merger as of July 1, 2014:

Assets:
Investment properties, net	$2,095,567
Deferred costs, net	143,210
Investments in marketable securities	18,602
Cash and cash equivalents	108,666
Accounts receivable, prepaid expenses, and other	20,157

Total assets	$2,386,202

Liabilities:
Mortgage and other indebtedness, including debt premium of $33,300	$892,909
Deferred revenue and other liabilities	129,935
Accounts payable and accrued expenses	59,314

Total Liabilities	1,082,158

Noncontrolling interests	69,356
Common units issued	1,234,688

Total allocated purchase price	$2,386,202

The leases in the acquired properties had a weighted average remaining life at acquisition of approximately 5.8 years.

The Partnership allocated the purchase price for Rampart Commons to the fair value of tangible assets and intangibles.

The following table summarizes the revenue and earnings of the acquired properties since the respective acquisition dates, which are included in the consolidated statements of operations for the year ended December 31, 2014:

Year ended December 31, 2014
Revenue	$92,212
Expenses:
Property operating	14,262
Real estate taxes and other	11,254
Depreciation and amortization	43,257
Interest expense	14,845
Total expenses	83,618
Gain on sale and other (1)	2,153
Net income impact from 2014 acquisitions prior to income allocable to noncontrolling interests	10,747
Income allocable to noncontrolling interests	(1,284)
Impact from 2014 acquisitions on income attributable to Kite Realty Trust	$9,463

(1)         We sold eight properties that were acquired through the Merger in November and December 2014.

The following table presents unaudited pro forma information for the year ended December 31, 2014 and 2013 as if the Merger and the 2013 and 2014 property acquisitions had been consummated on January 1, 2013.  The pro forma results have been calculated under our accounting policies and adjusted to reflect the results of Inland Diversified’s additional depreciation and amortization that would have been recorded assuming the allocation of the purchase price to investment properties, intangible assets and indebtedness had been applied on January 1, 2013.  The pro forma results exclude Merger costs and reflect the termination of management agreements with affiliates of Inland Diversified as neither are expected to have a continuing impact on the results of the operations following the Merger.  The results also reflect the pay down of certain debt, which was contemplated as part of the Merger.

	Twelve Months Ended December 31, (unaudited)
	2014	2013
Total revenue	$355,716	$357,506
Consolidated net income	26,911	2,219

2013 Acquisition Activities

In 2013, we acquired thirteen operating properties.  The following is a summary of our 2013 operating property acquisitions.

Property Name	MSA	Acquisition Date	Contract Purchase Price (Millions)

Shoppes of Eastwood	Orlando, FL	January 2013	$11.6
Cool Springs Market	Nashville, TN	April 2013	37.6
Castleton Crossing	Indianapolis, IN	May 2013	39.0
Toringdon Market	Charlotte, NC	August 2013	15.9

Nine Property Portfolio	Various	November 2013	304.0

The fair value of the real estate and related assets acquired were primarily determined using the income approach.  The income approach required us to make assumptions about market leasing rates, tenant-related costs, discount rates, and disposal values.  The estimates of fair value were determined to have primarily relied upon Level 2 and Level 3 inputs, as previously defined.

The following table summarizes our final allocation of the fair value of amounts recognized for each major class of asset and liability for these acquisitions:

Allocation to opening balance sheet
Investment properties, net	$419,080
Lease-related intangible assets	19,537
Other assets	293
Total acquired assets	438,910

Accounts payable and accrued expenses	2,204
Deferred revenue and other liabilities	29,291
Total assumed liabilities	31,495

Fair value of acquired net assets	$407,415

The leases in the acquired properties had a weighted average remaining life at acquisition of approximately 4.6 years.

There were no material adjustments to the purchase price allocations for our 2013 acquisitions during the year ended December 31, 2014.

2012 Acquisition Activities

In 2012, we acquired four operating properties.  In connection with these acquisitions, the Partnership allocated the purchase price to the fair value of tangible assets (land, building, and improvements) as well as to intangibles.  The following is a summary of our 2012 operating property acquisitions.

Property Name	MSA	Acquisition Date	Contract Purchase Price (Millions)

Cove Center	Stuart, FL	June 2012	$22.1
12th Street Plaza	Vero Beach, FL	July 2012	15.2
Plaza Green	Greenville, SC	December 2012	28.8
Publix at Woodruff	Greenville, SC	December 2012	9.1

The fair value of the real estate and related assets acquired were primarily determined using the income approach.  The income approach required the Partnership to make assumptions about market leasing rates, tenant-related costs, discount rates, and disposal values.  The estimates of fair value were determined to have primarily relied upon Level 2 and Level 3 inputs, as previously defined.

The following table summarizes our final allocation of the fair value of amounts recognized for each major class of asset and liability for these acquisitions.  This allocation does not differ materially from the initial allocation.

Allocation to opening balance sheet
Investment properties, net	$76,531
Lease-related intangible assets	2,209
Other assets	8
Total acquired assets	78,748

Secured debt	8,086
Deferred revenue and other liabilities	4,952
Total assumed liabilities	13,038

Fair value of acquired net assets	$65,710

Note 11. Disposals, Discontinued Operations and Investment Properties Held for Sale

During the first quarter of 2014, we sold our Red Bank Commons operating property in Evansville, Indiana, our Ridge Plaza operating property in Oak Ridge, New Jersey, and our 50th and 12th operating property in Seattle, Washington for aggregate proceeds of $35.2 million and a net gain of $6.7 million.

During the third quarter of 2014, we sold our Zionsville Walgreens operating property in Zionsville, Indiana for aggregate proceeds of $7.3 million and a net gain of $2.9 million.

During the fourth quarter of 2014, we completed the sale of the first tranche (“Tranche I”) to Inland Real Estate Income Trust, Inc. (“Inland Real Estate”) for aggregate proceeds of $151 million and a net gain of $1.4 million.  See below.

Further, we have $16.1 million classified as cash and cash equivalents that we received in connection with the sale of Tranche I for which we intend to utilize for future acquisitions.

Sale of Properties to Inland Real Estate Income Trust

On September 16, 2014, we entered into a Purchase and Sale Agreement with Inland Real Estate, which provides for the sale of 15 of our operating properties acquired in the Merger (the “Portfolio”) to Inland Real Estate.

The Purchase and Sale Agreement provides that the Portfolio will be sold to Inland Real Estate in two separate tranches. The sale of Tranche I consisted of eight retail operating properties that were sold in November and December. The sale of the second tranche (“Tranche II”) will consist of seven retail operating properties to be sold for a sales price of approximately $167.4 million, including debt to be assumed of $64.2 million, and is expected to occur on or before March 16, 2015.  One of the General Partner’s trustees also serves as a director of Inland Real Estate, and therefore recused himself from any consideration by the Board of Trustees of the General Partner of the transaction.

The operating properties sold in Tranche I and to be sold in Tranche II are as follows:

Property Name	MSA

Tranche I:
Copps Grocery	Stevens Point, WI
Fox Point	Neenah, WI
Harvest Square	Harvest, AL
Landing at Ocean Isle Beach	Ocean Isle Beach, NC
Branson Hills Plaza	Branson, MO
Shoppes at Branson Hills	Branson, MO
Shoppes at Prairie Ridge	Pleasant Prairie, WI
Heritage Square	Conyers, GA

Tranche II:
Eastside Junction(1)	Athens, AL
Fairgrounds Crossing	Hot Springs, AR

Hawk Ridge	Saint Louis, MO
Prattville Town Center	Prattville, AL
Regal Court	Shreveport, LA
Whispering Ridge	Omaha, NE
Walgreens Plaza	Jacksonville, NC

(1)         The anchor tenant exercised its right of first offer to purchase the property. Subsequent to this exercise, the anchor tenant decided not to purchase the property and Inland Real Estate will instead acquire the property as part of Tranche II.

The operating properties listed above are not included in discontinued operations in the accompanying Statements of Operations as the disposals neither individually nor in the aggregate represent a strategic shift that has or will have a major effect on our operations or financial results (see Note 2).  The properties in Tranche II met the requirements to be presented as held for sale as of December 31, 2014.  Upon meeting the held-for-sale criteria, depreciation and amortization ceased for these operating properties.  The assets and liabilities associated with these properties are separately classified as held for sale in the consolidated balance sheet as of December 31, 2014.

The following table presents the assets and liabilities associated with the held for sale properties:

December 31,
2014
Assets:
Investment properties, at cost	$170,782
Less: accumulated depreciation	(1,313)
169,469

Accounts receivable, prepaids and other assets	1,187
Deferred costs and intangibles, net	8,986
Total assets held for sale	$179,642

Liabilities:
Mortgage and other indebtedness, including net premium	$67,452
Accounts payable and accrued expenses	1,428
Deferred revenue, intangibles and other liabilities	12,284
Total liabilities held for sale	$81,164

The results of operations for the investment properties that are classified as held for sale or sold as part of Tranche I are presented in the table below:

Six Months Ended December 31,
2014
Revenue:
Minimum rent(1)	$11,320
Tenant reimbursements	2,279
Total revenue	13,599
Expenses:
Property operating	1,958
Real estate taxes	1,372
Depreciation and amortization	2,365
Total expenses	5,695
Operating income	7,904
Interest expense	(2,703)
Income from continuing operations	$5,201

(1)                                 Minimum rent includes $0.3 million of non-cash straight-line and market rent revenue.

Other Disposals

The Red Bank Commons, Ridge Plaza and Zionsville Walgreens operating properties are not included in discontinued operations in the accompanying Statements of Operations for the year ended December 31, 2014, 2013 and 2012, as the disposals individually and in the aggregate did not represent a strategic shift that has or will have a major effect on our operations and financial results (see Note 2).

The 50th and 12th operating property is included in discontinued operations for the years ended December 31, 2014, 2013 and 2012, as the property was classified as held for sale as of December 31, 2013.

In September 2013, the Partnership sold its Cedar Hill Village property in Dallas, Texas.  In July 2013, foreclosure proceedings were completed on the Kedron Village property and the mortgage lender took title to the property in satisfaction of principal and interest due on the mortgage (see Note 5).

In 2012, the Partnership sold the following properties for net proceeds of $87.4 million (inclusive of our partners’ share) and a net gain of $7.1 million:

•                  Gateway Shopping Center in Marysville, Washington in February 2012;

•                  South Elgin Commons in South Elgin, Illinois in June 2012;

•                  50 S. Morton near Indianapolis, Indiana in July 2012;

•                  Coral Springs Plaza in Fort Lauderdale, Florida in September 2012;

•                  Pen Products in Indianapolis, Indiana in October 2012;

•                  Indiana State Motor Pool in Indianapolis, Indiana in October 2012;

•                  Sandifur Plaza in Pasco, Washington in November 2012;

•                  Zionsville Shops near Indianapolis, Indiana in November 2012; and

•                  Preston Commons in Dallas, Texas in December 2012.

The activities of these properties sold in 2013 and 2012, and the 50th & 12th operating property sold in 2014, are reflected as discontinued operations in the accompanying consolidated statements of operations.

The results of the discontinued operations related to these properties were comprised of the following for the years ended December 31, 2014, 2013, and 2012:

	Year ended December 31,
	2014	2013	2012
Revenue	$—	$2,565	$8,839
Expenses:
Property operating	—	117	1,081
Real estate taxes and other	—	199	1,230
Depreciation and amortization	—	844	2,963
Impairment charge	—	5,372	—
Total expenses	—	6,532	5,274
Operating income (loss)	—	(3,967)	3,565
Interest expense	—	(571)	(2,909)
Income (loss) from discontinued operations	—	(4,538)	656
Gain on debt extinguishment	—	1,242	—
Gain on sale of operating properties, net	3,198	487	7,094
Total income (loss) from discontinued operations	$3,198	$(2,809)	$7,750

Income (loss) from discontinued operations attributable to common unitholders	$3,198	$(2,809)	$5,901
Income (loss) from discontinued operations attributable to noncontrolling interests	—	—	1,849
Total income (loss) from discontinued operations	$3,198	$(2,809)	$7,750

Note 12. Mortgage Loans and Other Indebtedness

Mortgage and other indebtedness, excluding mortgages related to assets held for sale (see Note 11), consist of the following at December 31, 2014 and 2013:

	Balance at December 31,
Description	2014	2013
Unsecured Revolving Credit Facility
Matures July 2018(1); maximum borrowing level of $500 million and $200 million available at December 31, 2014 and 2013, respectively; interest at LIBOR + 1.40%(2) or 1.57% at December 31, 2014 and interest at LIBOR + 1.95%(2) or 2.12% at December 31, 2013	$160,000	$145,000
Unsecured Term Loan
Matures July 2019(3); interest at LIBOR + 1.35%(2) or 1.52% at December 31, 2014 and interest at LIBOR + 1.80%(2) or 1.97% at December 31, 2013	230,000	230,000
Construction Loans—Variable Rate
Generally interest only; maturing at various dates through 2016; interest at LIBOR+1.75%-2.10%, ranging from 1.92% to 2.27% at December 31, 2014 and interest at LIBOR+2.00%- 2.50%, ranging from 2.17% to 2.67% at December 31, 2013	119,347	144,389
Mortgage Notes Payable—Fixed Rate
Generally due in monthly installments of principal and interest; maturing at various dates through 2030; interest rates ranging from 3.81% to 6.78% at December 31, 2014 and interest rates ranging from 5.42% to 6.78% at December 31, 2013	810,959	276,504
Mortgage Notes Payable—Variable Rate
Due in monthly installments of principal and interest; maturing at various dates through 2022; interest at LIBOR + 1.75%-2.75%, ranging from 1.92% to 2.92% at December 31, 2014 and interest at LIBOR + 1.25%-2.94%, ranging from 1.42 % to 3.11% at December 31, 2013	205,798	61,186
Net premium on acquired indebtedness	28,159	65
Total mortgage and other indebtedness	$1,554,263	$857,144

(1)                                 The maturity date may be extended at the Partnership’s option for up to two additional periods of six months each, subject to certain conditions.

(2)                                 The rate on our unsecured revolving credit facility and unsecured term loan varied at certain parts of the year due to provisions in the agreement and the amendment and restatement of the agreement.

(3)                                 The maturity date may be extended for an additional six months at the Partnership’s option subject to certain conditions.

The one month LIBOR interest rate was 0.17% as of December 31, 2014 and 2013.

Unsecured Revolving Credit Facility and Unsecured Term Loan

On July 1, 2014, in conjunction with the Merger, we amended the terms of our unsecured revolving credit facility (the “amended facility”) and increased the total borrowing capacity from $200 million to $500 million.  The amended terms also include an extension of the maturity date to July 1, 2018, which may be further extended at our option for up to two additional periods of six months each, subject to certain conditions, and a reduction in the interest rate to LIBOR plus

140 to 200 basis points, from LIBOR plus 165 to 250 basis points, depending on our leverage.  The amended facility has a fee of 15 to 25 basis points on unused borrowings.  We may increase our borrowings under the amended facility up to $750 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently party to the amended facility, to provide such increased amounts.

On July 1, 2014, we also amended the terms of our $230 million Term Loan (the “amended Term Loan”).  The amended Term Loan has a maturity date of July 1, 2019, which may be extended for an additional six months at the Partnership’s option subject to certain conditions.  The interest rate applicable to the amended Term Loan was reduced to LIBOR plus 135 to 190 basis points, depending on our leverage, a decrease of between 10 and 55 basis points.  The amended Term Loan also provides for an increase in total borrowing of up to an additional $170 million ($400 million in total), subject to certain conditions, including obtaining commitments from any one or more lenders.

The amount that we may borrow under our amended facility is based on the value of assets in our unencumbered property pool.  As of December 31, 2014, the full amount of our amended facility, or $500 million, was available for draw based on the unencumbered property pool allocated to the facility.  Taking into account outstanding draws and letters of credit, as of December 31, 2014, we had $333.2 million available for future borrowings under our amended facility.  In addition, our unencumbered assets could provide approximately $120 million of additional borrowing capacity under our amended facility if the expansion feature was exercised.  As of December 31, 2014, we had 88 unencumbered properties, of which 80 were wholly-owned by subsidiaries which are guarantors under the amended facility and the amended Term Loan.

As of December 31, 2014, $160 million was outstanding under the amended facility and $230 million was outstanding under the amended Term Loan.  Additionally, we had letters of credit outstanding which totaled $6.8 million, against which no amounts were advanced as of December 31, 2014.

Our ability to borrow under the amended facility is subject to our compliance with various restrictive covenants, including with respect to liens, indebtedness, investments, dividends, mergers and asset sales.  The amended facility and the amended Term Loan also require us to satisfy certain financial covenants.  As of December 31, 2014, we were in compliance with all such covenants on the amended facility and the amended Term Loan.

For the year ended December 31, 2014, we had total loan borrowings of $146.5 million, total loan assumptions of $859.6 million and total loan repayments of $285.2 million.  The major components of this activity are as follows:

•          In January 2014, we paid off the $4.0 million loan secured by the 50th and 12th operating property using a portion of the proceeds from the sale of the property (see Note 11);

•          In March 2014, we refinanced the $6.9 million Beacon Hill variable rate loan and extended the maturity of the loan to April 2018;

•          In July 2014, as a result of the Merger, we assumed $859.6 million in debt secured by 41 properties.  As part of the purchase price allocation, a debt premium of $33.3 million was recorded.  The variable interest rates on these mortgage loans are based on LIBOR plus spreads ranging from 175 to 275 basis points and mature over various terms through 2022.  The fixed interest rates on these mortgage loans range from 3.81% to 6.19% and mature over various terms through 2022;

•          In July 2014, we retired the $17.7 million loan secured by our Rangeline Crossing operating property, the $18.9 million loan secured by our Four Corner Square operating property and the $5.0 million loan secured by land at 951 and 41 in Naples, Florida using cash acquired as part of the Merger;

•          In September 2014, we retired the $4.5 million loan secured by the Zionsville Walgreens operating property upon the sale of the asset (see Note 11);

•          In December 2014, in connection with the sale of Tranche I, Inland Real Estate assumed $75.8 million of our secured loans associated with Shoppes at Prairie Ridge, Fox Point, Harvest Square, Heritage Square, The Shoppes at Branson Hills and Copp’s Grocery;

•          In December 2014, we paid down $4.0 million on the loan secured by Delray Marketplace operating property and refinanced the remaining $55.3 million variable rate loan and extended the maturity of the loan to November 2016;

•          In December 2014, we retired the $15.8 million loan secured by our Eastgate Pavilion operating property, the $1.9 million loan secured by our Bridgewater Marketplace operating property, the $34.0 million loan secured by our Holly Springs — Phase I development property and the $15.2 million loan secured by Wheatland Town Crossing utilizing a portion of proceeds from property sales;

•          In December 2014, in connection with the acquisition of Rampart Commons, we assumed a $12.4 million fixed rate mortgage.  As part of the purchase price allocation, a debt premium of $2.2 million was recorded;

•          In 2014, we drew $66.7 million on the unsecured revolving credit facility to fund the acquisition of Rampart Commons, redevelopment and tenant improvement costs;

•          In 2014, we paid down $51.7 million on the unsecured revolving credit facility utilizing a portion of proceeds from property sales and cash on hand;

•          In 2014, we drew $50.8 million on construction loans related to development projects; and

•          We made scheduled principal payments on indebtedness totaling $6.5 million.

Mortgage and Construction Loans

Mortgage and construction loans are secured by certain real estate, are generally due in monthly installments of interest and principal and mature over various terms through 2030.

The following table presents maturities of mortgage debt, corporate debt, and construction loans as of December 31, 2014:

	Annual Principal Payments	Term Maturity	Total
2015	$6,558	$112,347	$118,905
2016	5,708	247,613	253,321
2017	4,998	50,026	55,024
2018(1)	5,060	68,694	73,754
2019(2)	4,932	160,000	164,932
Thereafter	16,678	843,490	860,168
	$43,934	$1,482,170	$1,526,104
Unamortized Premiums			28,159
Total			$1,554,263

(1)                                 Includes our unsecured revolving credit facility.  We have the option to extend the maturity date by one year to July 1, 2019, subject to certain conditions.

(2)                                 Includes our unsecured Term Loan.  We have the option to extend the maturity date by six months to January 1, 2020, subject to certain conditions.

The amount of interest capitalized in 2014, 2013, and 2012 was $4.8 million, $5.1 million, and $7.4 million, respectively.

Fair Value of Fixed and Variable Rate Debt

As of December 31, 2014, the fair value of fixed rate debt, including properties held for sale, was $945.9 million compared to the book value of $875.3 million.  The fair value was estimated using Level 2 and 3 inputs with cash flows discounted at current borrowing rates for similar instruments which ranged from 3.81% to 6.78%.  As of December 31, 2014, the fair value of variable rate debt, including properties held for sale, was $751.5 million compared to the book value of $715.2 million.  The fair value was estimated using Level 2 and 3 inputs with cash flows discounted at current borrowing rates for similar instruments which ranged from 1.52% to 2.92%.

Note 13.  Derivative Instruments, Hedging Activities and Other Comprehensive Income

In order to manage volatility relating to variable interest rate risk, we enter into interest rate hedging agreements from time to time.  We do not use derivatives for trading or speculative purposes nor do we have any derivatives that are not designated as cash flow hedges.  We have agreements with each of our derivative counterparties that contain a provision that in the event of default on any of our indebtedness, we could also be declared in default on our derivative obligations.  As of December 31, 2014, we were party to various cash flow hedge agreements with notional amounts totaling $373.3 million.  These hedge agreements effectively fix the interest rate indices underlying certain variable rate debt instruments over terms ranging from 2017 through 2020.  Utilizing a weighted average interest rate spread over LIBOR on all variable rate debt resulted in fixing the weighted average interest rate at 3.39%.

These interest rate hedge agreements are the only assets or liabilities that we record at fair value on a recurring basis.  The valuation of these assets and liabilities is determined using widely accepted techniques including discounted cash flow analysis.  These techniques consider the contractual terms of the derivatives (including the period to maturity) and use observable market-based inputs such as interest rate curves and implied volatilities.  We also incorporate credit valuation adjustments into the fair value measurements to reflect nonperformance risk on both our part and that of the respective counterparties.

In the Merger we assumed seven interest rate swaps.  The notional amount of the instruments was $163.3 million and the fair value was a net liability of $3.7 million on the Merger date.  Three of these swaps with a combined notional amount of $34.2 million were not designated as cash flow hedges.  The change in the fair value of those interest rate agreements of $0.2 million for the six months ending December 31, 2014 was shown as a reduction to interest expense.  These three swaps were assumed by Inland Real Estate as part of the sale of Tranche I.

As a basis for considering market participant assumptions in fair value measurements, accounting guidance establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs for identical instruments that are classified within Level 1 and observable inputs for similar instruments that are classified within Level 2) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3).  In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.  Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Although we have determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and our counterparties.  However, as of December 31, 2014 and 2013, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives.  As a result, we have determined that our derivative valuations are classified in Level 2 of the fair value hierarchy.

As of December 31, 2014 the fair value of our interest rate hedges was a net liability of $4.4 million, including accrued interest of $0.5 million.  As of December 31, 2014, $0.7 million is recorded in prepaid and other assets and $5.1 million is recorded in accounts payable and accrued expenses on the accompanying consolidated balance sheet.  At December 31, 2013 the net fair value of our interest rate hedge assets was $1.1 million, including accrued interest of $0.3 million.  As of December 31, 2013, $2.8 million is recorded in prepaid and other assets and $1.7 million is recorded in accounts payable and accrued expenses on the accompanying consolidated balance sheet.

We currently expect the impact to interest expense over the next 12 months as the hedged forecasted interest payments occur to be $4.4 million.  Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to earnings over time as the hedged items are recognized in earnings.  During the years ended December 31, 2014, 2013 and 2012, $5.1 million, $2.8 million and $1.5 million, respectively, were reclassified as a reduction to earnings.

Note 14. Lease Information

Tenant Leases

The Partnership receives rental income from the leasing of retail and office space under operating leases.  The leases generally provide for certain increases in base rent, reimbursement for certain operating expenses and may require tenants to pay contingent rentals to the extent their sales exceed a defined threshold.  The weighted average remaining term of the lease agreements is approximately 5.8 years.  During the periods ended December 31, 2014, 2013, and 2012, the Partnership earned overage rent of $1.1 million, $0.6 million, and $0.5 million, respectively.

As of December 31, 2014, future minimum rentals to be received under non-cancelable operating leases for each of the next five years and thereafter, excluding tenant reimbursements of operating expenses and percentage rent based on sales volume, are as follows:

2015	$244,346
2016	227,745
2017	206,650
2018	172,285
2019	142,950
Thereafter	805,224
Total	$1,799,200

Lease Commitments

As of December 31, 2014, we are obligated under six ground leases for approximately 20 acres of land with five landowners, all of which require fixed annual rent payments.  The expiration dates of the initial terms of these ground leases range from 2015 to 2083.  These leases have five to ten year extension options ranging in total from 20 to 50 years. Ground lease expense incurred by the Partnership on these operating leases for the years ended December 31, 2014, 2013 and 2012 was $0.7 million, $0.7 million, and $0.6 million, respectively.

We are obligated under a ground lease for one of our operating properties, Eddy Street Commons at the University of Notre Dame.  The Partnership makes ground lease payments to the University of Notre Dame for the land beneath the initial phase of the development.  This lease agreement is for a 75-year term at a fixed payment for the first two years, after which payments are based on a percentage of certain gross revenues.  Contingent amounts are not readily estimable and are not reflected in the table below for fiscal years 2015 and beyond.

Future minimum lease payments due under such leases for the next five years ending December 31 and thereafter are as follows:

2015	$543
2016	511
2017	511
2018	149
2019	121
Thereafter	7,893
Total	$9,728

Note 15. Partners’ Equity

Merger with Inland Diversified

On July 1, 2014, the General Partner issued approximately 50.3 million of its common shares to the existing Inland Diversified stockholders as consideration in connection with the Merger.

Common Equity

The General Partner periodically uses the public equity markets to fund our development and acquisition of additional rental properties or to pay down debt.  The proceeds of these offerings are contributed to the Partnership in exchange for an additional interest in the Partnership.

In November 2013, the General Partner completed an equity offering of 9.2 million common shares at an offering price of $24.64 per share for net offering proceeds of $217 million, which were contributed to us.  The proceeds were used by us to repay borrowings under our unsecured revolving credit facility and were subsequently redeployed to fund a portion of the purchase price of the portfolio of nine unencumbered retail properties (see Note 10).

In April and May of 2013, the General Partner completed an equity offering of 3.9 million common shares at an offering price of $26.20 per share for net offering proceeds of $97 million, which were contributed to us.  The proceeds were used by us to repay borrowings under our unsecured revolving credit facility and were subsequently redeployed to acquire Cool Springs Market, Castleton Crossing, and Toringdon Market (see Note 10).

Accrued but unpaid distributions on common units were $22.1 million and $8.2 million as of December 31, 2014 and 2013, respectively, and are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.  These distributions were paid in January of the following year.

Reverse Share Split

On August 11, 2014, the General Partner completed a reverse share split of its common shares at a ratio of one new share for each four shares then outstanding.  As a result of the reverse share split, the number of outstanding common shares of the General Partner was reduced from approximately 332.7 million shares to approximately 83.2 million shares.  In addition, the reverse share split had the same impact on the number of outstanding Limited Partner units.  The number of outstanding Limited Partner units was reduced from approximately 6.6 million units to approximately 1.7 million units.

Preferred Equity

Accrued but unpaid distributions on the Series A preferred units were $0.7 million as of December 31, 2014 and 2013, respectively and are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Dividend Reinvestment and Share Purchase Plan

The General Partner maintains a Dividend Reinvestment and Share Purchase Plan (the “Dividend Reinvestment Plan”) which offers investors a dividend reinvestment component to invest all or a portion of the dividends on their common shares, or cash distributions on their units in the Partnership, in additional common shares.  In addition, the direct share purchase component permits Dividend Reinvestment Plan participants and new investors to purchase common shares by making optional cash investments with certain restrictions.

Note 16. Commitments and Contingencies

Other Commitments and Contingencies

We are not subject to any material litigation nor, to management’s knowledge, is any material litigation currently threatened against us other than routine litigation, claims, and administrative proceedings arising in the ordinary course of business.  Management believes that such routine litigation, claims, and administrative proceedings will not have a material adverse impact on our consolidated financial statements.

We are obligated under various completion guarantees with certain lenders and lease agreements with tenants to complete all or portions of the development and redevelopment projects.  We believe we currently have sufficient financing in place to fund these projects and expect to do so primarily through existing construction loans.  In addition, if necessary, we may make draws on our unsecured revolving credit facility.

We have guaranteed a loan in the amount of $26.6 million on behalf of LC White Plains Retail, LLC and LC White Plains Recreation, LLC (collectively, the “LC Partners”) who own a noncontrolling interest in our City Center operating property.  Along with our guarantee of the loan the LC Partners pledged their Class B units in one of our consolidated joint ventures as collateral for the loan.  If payment of the loan is required and the value of the Class B units does not fully service the loan, we will be required to retire the remaining amount.  On February 13, 2015, we acquired our partner’s redeemable interests in the City Center operating property for $34.4 million that was paid in a combination of cash and Limited Partner units in the Partnership.  As a result of this transaction the guarantee was terminated.

As of December 31, 2014, we had outstanding letters of credit totaling $6.8 million.  At that date, there were no amounts advanced against these instruments.

Earnout Liability

Six of our properties, which are properties acquired by Inland Diversified prior to the date of the Merger, have earnout components whereby we are required to pay the seller additional consideration based on subsequent leasing activity of vacant space. The maximum potential earnout payment was $9.7 million at December 31, 2014. The table below presents the change in our earnout liability for the six months ended December 31, 2014.

Six Months Ended December 31, 2014
Earnout liability — beginning of period	$16,593
Decreases:
Payments to settle earnouts	(6,929)
Earnout liability — end of period	$9,664

The expiration dates of the remaining earnouts range from January 31, 2015 through December 28, 2015.

Note 17. Supplemental Schedule of Non-Cash Investing/Financing Activities

The following schedule summarizes the non-cash investing and financing activities of the Partnership for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012
Assumption of mortgages upon completion of Merger including debt premium of $33,298	$892,909	$—	$—
Properties and other assets acquired upon completion of Merger	2,367,600	—	—
Marketable securities acquired upon completion of Merger	18,602	—	—
Assumption of debt in connection with acquisition of Rampart Commons including debt premium of $2,221	14,586	—	—
Accrued distribution to preferred unitholders	705	705	705
Extinguishment of mortgages upon transfer of Tranche I operating properties	75,800	—	—
Payable due to PREI in connection with consolidation of Parkside Town Commons	—	—	4,925
Assumption of debt in connection with consolidation of Parkside Town Commons	—	—	14,440
Assumption of debt in connection with acquisition of 12th Street Plaza	—	—	8,086
Extinguishment of mortgage upon transfer of Kedron Village operating property	—	29,195	—
Net assets of Kedron Village transferred to lender (excluding non-recourse debt)	—	27,953	—

Note 18. Related Parties

Subsidiaries of the Partnership provide certain management, construction management and other services to certain unconsolidated entities and to entities owned by certain members of the Partnership’s management.  During the years ended December 31, 2014, 2013 and 2012, we earned $65,000, $0, and $20,000, respectively from unconsolidated entities, and $20,000, $40,000 and $40,000, respectively from entities owned by certain members of management.

We reimburse an entity owned by certain members of our management for travel and related services.  During the years ended December 31, 2014, 2013 and 2012, amounts paid by the Partnership to this related entity were $0.3 million, $0.3 million, and $0.3 million, respectively.

Note 19. Subsequent Events

Dividend Declaration

The Board of Trustees of the General Partner declared a cash distribution of $0.26 per common unit for the fourth quarter of 2014.  This distribution was paid on January 13, 2015 to common unitholders of January 6, 2015.

On February 5, 2015, the Board of Trustees of the General Partner declared a cash distribution of $0.2725 for the first quarter of 2015 to common unitholders of record as of April 6, 2015, which represents a 4.8% increase.

On February 5, 2015, the Board of Trustees of the General Partner declared a quarterly preferred unit cash distribution of $0.515625 per Series A Preferred Unit covering the distribution period from December 2, 2014 to March 1, 2015 payable to unitholders of record as of February 17, 2015.

City Center

On February 13, 2015, we acquired our partner’s redeemable interests in the City Center operating property for $34.4 million that was paid in a combination of cash and Limited Partner Units in the Partnership.  We funded the majority of the cash portion with a $30 million draw on our unsecured revolving credit facility.